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                                                                   Exhibit 23(l)


                                              September 6, 1988


Rosenberg Small Capitalization Fund
Four Orinda Way, Suite 300E
Orinda, California 94563

Ladies and Gentlemen:

     With respect to the purchase by the undersigned from Rosenberg Small Capitalization Fund (the "Fund") of 10,000 shares of beneficial interest of Rosenberg Small Capitalization Fund, no par value, I hereby advise you that the undersigned is purchasing such shares with no present intention to dispose of them either through resale to others or redemption by the Fund.

                                              Very truly yours,

                                              ROSENBERG INSTITUTIONAL
                                              EQUITY MANAGEMENT


                                              By: /s/  C. Richard Bartels, Jr.
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